Exhibit 99.1
News Release

Novelis Reports Fourth Quarter and Fiscal Year 2016 Results
Enhanced productivity and increased automotive sheet shipments drive strong results

Fourth Quarter Highlights

•	Net income of $29 million; ex. special items, net income increased 35% YoY to $50 million

•	Excluding metal price lag, Adjusted EBITDA increased 29% YoY to $277 million

•	Record FRP shipments increased 4% YoY to 788 kilotonnes

Fiscal Year 2016 Highlights

•	Excluding metal price lag, Adjusted EBITDA increased 7% YoY to $963 million

•	Generated $9.9 billion in revenue and $160 million in free cash flow

•	Can and automotive sheet drove FRP shipments up 2% YoY to a record 3,123 kilotonnes

•	Record automotive shipments up 47% YoY; increased to 15% of FRP shipment portfolio

•	Completed commissioning of all automotive finishing lines to capture long term demand

ATLANTA, May 10, 2016 – Novelis, the world leader in aluminum rolling and recycling, today reported net income of $29 million for the fourth quarter of fiscal year 2016. Excluding tax-effected special items, the company reported net income of $50 million in the fourth quarter of fiscal 2016, a 35 percent increase over the prior year period. For fiscal year 2016, the company recorded a net loss of $38 million. Excluding tax-effected special items, net income was $131 million for the full year.
"We ended fiscal 2016 with strong operational performance globally, enabling us to achieve record total shipments and automotive sheet shipments for the year," said Steve Fisher, President and Chief Executive Officer for Novelis. "This volume growth and our portfolio management strategy translated into our highest full year EBITDA excluding metal price lag since fiscal 2012. Heading into fiscal 2017, we remain focused on driving asset efficiency as well as managing costs and working capital. In addition, we will continue to strengthen our product portfolio through further growth in the premium automotive sheet segment while continuing to deliver quality products and service to all of our customers."
Fourth Quarter Fiscal 2016 Results
Shipments of rolled aluminum products grew four percent to 788 kilotonnes in the fourth quarter of fiscal 2016. Despite higher shipments, revenues decreased 14 percent to $2.4 billion as a result of lower average aluminum prices and local market premiums.
Excluding the impact of metal price lag, Adjusted EBITDA was $277 million in the fourth quarter of fiscal 2016, up 29 percent compared to $214 million in the prior year. This increase was a result of record global shipments in a seasonally strong quarter, as well as positive product mix primarily driven by a 23 percent increase in automotive shipments over the prior year. The strong fourth quarter EBITDA improvement was also driven by excellent operational performance and favorable currency effects, resulting in the highest quarterly EBITDA since fiscal 2012. In addition, the company demonstrated operating leverage on record shipments achieving EBITDA per ton excluding metal price lag above $350, a 25 percent increase over the prior year.

The company reported negative metal price lag of $7 million in the fourth quarter of fiscal 2016 as compared to negative $13 million in the prior year period. Volatility in average local market metal premiums has greatly reduced over the last several months, lessening the impact of metal price lag on current results as expected. Adjusted EBITDA including metal price lag was $270 million, a 34 percent increase over $201 million in the prior year.
Full Year Fiscal 2016 Results
Higher shipments of beverage can and automotive sheet drove total flat rolled aluminum product shipments up two percent to 3,123 kilotonnes in fiscal 2016. For the full fiscal year, the percentage of the company's shipment portfolio stemming from automotive sheet grew to 15 percent, up from eleven percent in the prior year. By the end of fiscal 2016, all five of the company's recently constructed automotive finishing lines were producing and shipping automotive sheet products to customers. When all of these automotive finishing lines are fully utilized, automotive shipments will grow to approximately 25 percent of total shipments.
Revenues decreased eleven percent to $9.9 billion in fiscal 2016, as higher shipments were more than offset by a 16 percent decrease in average base aluminum prices and a 58 percent decrease in local market premiums.
The rapid decline in local market premiums over the early months of fiscal 2016 resulted in $172 million in negative metal price lag for the full year, and was the primary driver of the twelve percent decrease in Adjusted EBITDA to $791 million in fiscal 2016. Although the company uses derivatives contracts to minimize the price lag associated with LME base aluminum prices, adequate cost-effective hedges are not available for local market premiums.
Excluding the impact of metal price lag in both years, Adjusted EBITDA was $963 million in fiscal 2016, up seven percent compared to $896 million in fiscal 2015. The increase was driven by strong operational performance, higher total shipments, product mix benefits mainly the result of a 47 percent increase in automotive shipments, and favorable foreign exchange in Brazil. Current year results were partially offset by less favorable recycling benefits due to significantly lower aluminum prices as compared to the prior year, as well as general inflation and higher fixed costs associated with new automotive and recycling operations.
The company more than doubled its free cash flow as compared to the prior year, generating $160 million in fiscal 2016 after investing $370 million in capital expenditures. "Our strong cash flow performance for the year was a result of our improved operating results, effective working capital management and disciplined capital spending," said Steve Pohl, Interim Chief Financial Officer for Novelis. "For fiscal 2017, we anticipate even stronger cash flow generation as EBITDA expands and capital expenditures decrease to approximately $250 million."
As of March 31, 2016, the company reported strong liquidity of $1.2 billion.

Fourth Quarter and Fiscal Year 2016 Earnings Conference Call
Novelis will discuss its fourth quarter and fiscal year 2016 results via a live webcast and conference call for investors at 8:00 a.m. ET on Tuesday, May 10, 2016. To view slides and listen only, visit the web at
https://cc.callinfo.com/r/1ti58vukisppo&eom. To join by telephone, dial toll-free in North America at 800 931 6427, India toll-free at 0008001007928 or the international toll line at +1 212 231 2905. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 12,000 employees and reported $10 billion in revenue for its 2016 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Adjusted EBITDA excluding Metal Price Lag, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net (Loss) Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  Examples of forward looking statements in this news release are the company's expectations for growth in our automotive segment and higher free cash flow for fiscal 2017. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our level of indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and our upcoming Annual Report on Form 10-K for the fiscal year ended March 31, 2016 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	(unaudited)
	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Net sales	$2,402	$2,789	$9,872	$11,147
Cost of goods sold (exclusive of depreciation and amortization)	2,035	2,483	8,727	9,793
Selling, general and administrative expenses	103	108	407	427
Depreciation and amortization	89	86	353	352
Interest expense and amortization of debt issuance costs	83	78	327	326
Research and development expenses	15	12	54	50
Loss (gain) on assets held for sale	—	1	—	(22)
Loss on extinguishment of debt	—	—	13	—
Restructuring and impairment, net	19	(1)	48	37
Equity in net loss of non-consolidated affiliates	1	1	3	5
Other expense (income), net	10	3	(68)	17
	2,355	2,771	9,864	10,985
Income before income taxes	47	18	8	162
Income tax provision (benefit)	18	(11)	46	14
Net income (loss)	29	29	(38)	148
Net income attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to our common shareholder	$29	$29	$(38)	$148

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares)

	March 31,
ASSETS	2016	2015
Current assets
Cash and cash equivalents	$556	$628
Accounts receivable, net
— third parties (net of uncollectible accounts of $3 as of March 31, 2016 and 2015)	956	1,289
— related parties	59	53
Inventories	1,180	1,431
Prepaid expenses and other current assets	127	112
Fair value of derivative instruments	88	77
Deferred income tax assets	—	79
Assets held for sale	5	6
Total current assets	2,971	3,675
Property, plant and equipment, net	3,506	3,542
Goodwill	607	607
Intangible assets, net	523	584
Investment in and advances to non–consolidated affiliate	488	447
Deferred income tax assets	87	95
Other long–term assets
— third parties	112	137
— related parties	16	15
Total assets	$8,310	$9,102
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities
Current portion of long–term debt	$47	$108
Short–term borrowings	579	846
Accounts payable
— third parties	1,506	1,854
— related parties	48	44
Fair value of derivative instruments	85	149
Accrued expenses and other current liabilities	569	572
Deferred income tax liabilities	—	20
Total current liabilities	2,834	3,593
Long–term debt, net of current portion	4,451	4,349
Deferred income tax liabilities	89	261
Accrued postretirement benefits	820	748
Other long–term liabilities	175	221
Total liabilities	8,369	9,172
Commitments and contingencies
Shareholder’s deficit
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2016 and 2015	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(963)	(925)
Accumulated other comprehensive loss	(500)	(561)
Total deficit of our common shareholder	(59)	(82)
Noncontrolling interests	—	12
Total deficit	(59)	(70)
Total liabilities and deficit	$8,310	$9,102

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended March 31,
	2016	2015
OPERATING ACTIVITIES
Net (loss) income	$(38)	$148
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	353	352
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(27)	39
Gain on assets held for sale	—	(22)
Loss on sale of assets	4	5
Impairment charges	25	7
Loss on extinguishment of debt	13	—
Deferred income taxes	(93)	(88)
Amortization of fair value adjustments, net	11	10
Equity in net loss of non-consolidated affiliates	3	5
Gain on foreign exchange remeasurement of debt	(2)	(5)
Amortization of debt issuance costs and carrying value adjustments	19	25
Other, net	—	1
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	336	(54)
Inventories	268	(390)
Accounts payable	(327)	578
Other current assets	(12)	(27)
Other current liabilities	7	66
Other noncurrent assets	20	7
Other noncurrent liabilities	(19)	(53)
Net cash provided by operating activities	541	604
INVESTING ACTIVITIES
Capital expenditures	(370)	(518)
Proceeds from sales of assets, third party, net of transaction fees and hedging	3	117
Outflows from investments in and advances to non-consolidated affiliates, net	(2)	(20)
(Outflows) proceeds from settlement of other undesignated derivative instruments, net	(9)	5
Net cash used in investing activities	(378)	(416)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	174	362
Principal payments of long-term and short-term borrowings	(216)	(324)
Revolving credit facilities and other, net	(187)	160
Return of capital to our common shareholder	—	(250)
Dividends, noncontrolling interest	(1)	(1)
Debt issuance costs	(15)	(3)
Net cash used in financing activities	(245)	(56)
Net (decrease) increase in cash and cash equivalents	(82)	132
Effect of exchange rate changes on cash	10	(13)
Cash and cash equivalents — beginning of period	628	509
Cash and cash equivalents — end of period	$556	$628

Reconciliation from Net (loss) income attributable to our common shareholder to Adjusted EBITDA, and Adjusted EBITDA excluding Metal Price Lag (unaudited)
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. To better analyze underlying operational results, the following table also shows Adjusted EBITDA to Adjusted EBITDA excluding the impact of Metal Price Lag. On certain sales contracts we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. This timing difference is referred to as metal price lag.

(in millions)	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Net (loss) income attributable to our common shareholder	$29	$29	$(38)	$148
Income tax benefit (provision)	(18)	11	(46)	(14)
Interest, net	(79)	(76)	(314)	(320)
Depreciation and amortization	(89)	(86)	(353)	(352)
EBITDA	215	180	675	834

Unrealized losses on change in fair value of derivative instruments, net	(22)	(12)	(4)	—
Realized losses on derivative instruments not included in segment income	—	(2)	(1)	(6)
Adjustment to eliminate proportional consolidation	(9)	(6)	(30)	(33)
Loss on sale of fixed assets	(2)	(1)	(4)	(5)
Gain on assets held for sale	—	(1)	—	22
Loss on extinguishment of debt	—	—	(13)	—
Restructuring and impairment, net	(19)	1	(48)	(37)
Other expense, net	(3)	—	(16)	(9)
Adjusted EBITDA	$270	$201	$791	$902

Metal price lag	(7)	(13)	(172)	6
Adjusted EBITDA excluding metal price lag	$277	$214	$963	$896

Free Cash Flow and Cash and Cash Equivalents (unaudited)
The following table shows the “Free cash flow” for the year ended March 31, 2016 and 2015 and the ending balances of cash and cash equivalents (in millions).

	Year Ended March 31,
	2016	2015
Net cash provided by operating activities	$541	$604
Net cash used in investing activities	(378)	(416)
Less: Proceeds from sales of assets, net of transaction fees and hedging	(3)	(117)
Free cash flow	$160	$71
Ending cash and cash equivalents	$556	$628

Total Liquidity (unaudited)
The following table shows available liquidity as of March 31, 2016 and March 31, 2015 (in millions).

	Year Ended March 31,
	2016	2015
Cash and cash equivalents	$556	$628
Availability under committed credit facilities	640	510
Total liquidity	$1,196	$1,138

Reconciliation of Net (loss) income to Net income, excluding Special Items (unaudited)
The following table shows Net income (loss) attributable to our common shareholder excluding special items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Net (loss) income attributable to our common shareholder	$29	$29	$(38)	$148
Special Items:
(Loss) gain on assets held for sale	—	(1)	—	22
Loss on extinguishment of debt	—	—	(13)	—
Metal price lag	(7)	(13)	(172)	6
Restructuring and impairment, net	(19)	1	(48)	(37)
Tax effect on Special Items	5	5	64	2
Net income attributable to our common shareholder, excluding special items	$50	$37	$131	$155

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$95	$47	$35	$92	$1	$270
Metal price lag	(1)	(9)	3	—	—	(7)
Adjusted EBITDA excluding metal price lag	$96	$56	$32	$92	$1	$277
Shipments
Rolled products - third party	249	232	180	127	—	788
Rolled products - intersegment	—	12	7	7	(26)	—
Total rolled products	249	244	187	134	(26)	788

Selected Operating Results Three Months Ended March 31, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$62	$39	$35	$69	$(4)	$201
Metal price lag	(8)	(11)	5	1	—	(13)
Adjusted EBITDA excluding metal price lag	$70	$50	$30	$68	$(4)	$214
Shipments
Rolled products - third party	240	224	173	121	—	758
Rolled products - intersegment	3	16	23	10	(52)	—
Total rolled products	243	240	196	131	(52)	758

Selected Operating Results Year Ended March 31, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$258	$116	$135	$282	$—	$791
Metal price lag	(80)	(87)	(7)	2	—	(172)
Adjusted EBITDA excluding metal price lag	$338	$203	$142	$280	$—	$963
Shipments
Rolled products - third party	1,031	918	718	456	—	3,123
Rolled products - intersegment	1	60	42	34	(137)	—
Total rolled products	1,032	978	760	490	(137)	3,123

Selected Operating Results Year Ended March 31, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$273	$250	$141	$240	$(2)	$902
Metal price lag	—	(8)	13	1	—	6
Adjusted EBITDA excluding metal price lag	$273	$258	$128	$239	$(2)	$896
Shipments
Rolled products - third party	1,002	889	701	458	—	3,050
Rolled products - intersegment	5	49	67	32	(153)	—
Total rolled products	1,007	938	768	490	(153)	3,050